UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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NitroMed, Inc.
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NitroMed, Inc.
45 Hayden Avenue, Suite 3000
Lexington, Massachusetts 02421

SUPPLEMENT TO THE
PROXY STATEMENT DATED APRIL 25, 2007 FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 25, 2007

Explanatory Note

This Supplement provides updated information with respect to the 2007 Annual Meeting of Stockholders of NitroMed, Inc. (the “Meeting”) to be held on Friday, May 25, 2007, at 1:00 p.m., local time, at the offices of NitroMed, 45 Hayden Avenue, Suite 3000, Lexington, Massachusetts 02421, for the purposes set forth in the Notice of the Annual Meeting of Stockholders dated April 25, 2007 (the “Notice”).

The Notice, proxy statement dated April 25, 2007 (the “Proxy Statement”) and proxy voting form were mailed on or about April 25, 2007 to all stockholders entitled to vote at the Meeting.  Except as specifically amended by the information contained in this Supplement, all information set forth in the Proxy Statement remains accurate and should be considered in voting your shares.

As used in this Supplement, unless the context otherwise requires, the terms “we,” “us,” “our” and “NitroMed” refer to NitroMed, Inc.

Correction to Number of Shares Outstanding on the Record Date

Pursuant to this Supplement, we are correcting the number of shares issued and outstanding on the record date, April 4, 2007, which appears under the first paragraph of “Voting Securities and Votes Required” on page 1 of the Proxy Statement, from 37, 476,145 shares to 38,210,935 shares.

Corrections to Executive Officer and Director Compensation

Pursuant to this Supplement, we are correcting certain disclosures set forth under the heading “Compensation of Executive Officers and Directors” beginning on page 18 of the Proxy Statement.  The changes are summarized as follows:

•                  We have corrected certain dollar amounts set forth under the Option Awards, All Other Compensation and Total columns in the table titled  “Summary Compensation Table.”

•                  We have corrected certain dollar amounts set forth in the Option Awards, All Other Compensation and Total columns in the table titled “Director Compensation Table.”

The corrected tables, as well as the footnotes thereto (which have been corrected to the extent necessary to reflect the foregoing revisions within each table) are as follows:

Summary Compensation Table

        The table below sets forth the total compensation paid or accrued for the fiscal year ended December 31, 2006 to (i) all individuals serving as our principal executive officer during fiscal year 2006, (ii) all individuals serving as our principal financial officer during fiscal year 2006 and (ii) each of our three most highly compensated other executive officers who were serving as executive officers on December 31, 2006 and whose total annual compensation exceeded $100,000 for the year ended December 31, 2006. We refer to these officers collectively as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Nonqualified Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Kenneth M. Bate(3)	2006	236,539	50,000	—	747,518	90,000	—	1,021	1,125,078
President and Chief Executive Officer (Former Chief Financial Officer and Chief Operating Officer)
Jane A. Kramer(4)	2006	212,800	—	—	331,060	44,688	—	85,107	673,655
Vice President, Corporate Affairs
L. Gordon Letts, Ph.D.(5)	2006	270,217	25,000	—	826,318	56,746	—	15,698	1,193,979
Senior Vice President, Research and Development and Chief Scientific Officer
Argeris N. Karabelas, Ph.D.(6)	2006	—	—	—	1,528,124	—	—	81,000	1,609,124
Former Interim President and Chief Executive Officer
Michael D. Loberg, Ph.D.(7)	2006	75,277	—	—	—	—	—	377,532	452,809
Former President and Chief Executive Officer
Lawrence E. Bloch, M.D.(8)	2006	58,278	—	—	—	—	—	222,492	280,770
Former Chief Financial Officer and Chief Business Officer
Michael Sabolinski, Ph.D.(9)	2006	270,105	25,000	—	525,386	62,394	—	15,168	898,053
Former Senior Vice President and Chief Medical Officer

(1)             The fair value amount for options has been determined using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. The assumptions used to calculate the fair value pursuant to SFAS 123R are discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is on file with the SEC.

(2)             The amounts listed reflect cash incentive awards made in fiscal year 2007 with respect to performance measures achieved in fiscal year 2006.

(3)             Mr. Bate was appointed as our chief financial officer, chief operating officer, treasurer and secretary on March 20, 2006. On January 19, 2007, Mr. Bate was appointed as our president and chief executive officer and, in conjunction with his appointment, relinquished his previously held offices on that date. The amount listed under “Bonus” reflects a sign-on bonus paid to Mr. Bate pursuant to his March 2006 employment offer letter. The amount listed under “All Other Compensation” represents the payment of premiums with respect to group life insurance.

(4)             With respect to Ms. Kramer, the amount listed under “All Other Compensation” includes $14,566 paid with respect to health and dental benefits, $449 paid with respect to premiums on group life insurance, and $70,092 paid with respect to reimbursement of relocation expenses, including payment for state and federal taxes.

(5)             The amount listed under “Bonus” reflects a retention bonus paid to Dr. Letts in March 2006. The amount listed under “All Other Compensation” includes $14,566 paid with respect to health and dental benefits and $1,132 paid with respect to premiums on group life insurance.

(6)             Dr. Karabelas was appointed our interim president and chief executive officer on March 20, 2006 and relinquished his responsibilities on January 19, 2007. The amount listed under “All Other Compensation” includes $40,000 paid with respect to cost of living expenses and $41,000 paid with respect to service on our board of directors. Additional information regarding compensation earned by Dr. Karabelas for his service on our board is included under the headings “Compensation of Directors” and “Director Compensation Table” below. In consideration for an immediately and fully exerciseable grant of 200,000 shares of our common stock in May 2006 at an exercise price of $4.12, Dr. Karabelas agreed to forego any salary and bonus to which he otherwise would have been entitled in 2006 pursuant the terms of his March 2006 employment offer letter.

(7)             Dr. Loberg ceased to serve as our president and chief executive officer on March 20, 2006. The amount listed under “All Other Compensation” includes $15,474 paid with respect to health and dental benefits, $730 paid with respect to premiums on group life insurance, and $361,328 paid with respect to severance. Pursuant to the terms of Dr. Loberg’s June 2006 severance agreement, the terms of our June 17, 2003 option award to Dr. Loberg to purchase an aggregate of 100,000 shares of our common stock were amended as of Dr. Loberg’s separation date to provide that, notwithstanding the cessation of Dr. Loberg’s employment on March 20, 2006, the option vested as of the separation date with respect to the portion of the option to purchase 25,000 shares of our common stock that would have vested on June 17, 2006. Pursuant to the terms of his option agreements, Dr. Loberg forfeited any (i) unvested and (ii) vested but unexercised options at the conclusion of the 90 day period following his cessation of employment.

(8)             Dr. Bloch was appointed as our chief financial officer, chief business officer, treasurer and secretary in September 2004, and ceased to serve in those capacities on March 20, 2006. The amount listed under “All Other Compensation” includes $761 paid with respect to health and dental benefits, $275 paid with respect to premiums on group life insurance, and $221,456 paid with respect to severance. Pursuant to the terms of his option agreements, Dr. Bloch forfeited any (i) unvested and (ii) vested but unexercised options at the conclusion of the 90 day period following his cessation of employment.

(9)             Dr. Sabolinski relinquished his responsibilities as our chief medical officer on March 31, 2007. The amount listed under “Bonus” reflects a retention bonus paid to Dr. Sabolinski in March 2006. The amount listed under “All Other Compensation” includes $14,566 paid with respect to health and dental benefits and $602 paid with respect to premiums on group life insurance.

Director Compensation Table

Name	Fees Earned or Paid in Cash($)	Stock Awards($)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings($)	All Other Compensation($)	Total($)
Argeris N. Karabelas, Ph.D.(2)	41,000	—	1,528,124	—	—	—	1,569,124

Michael D. Loberg, Ph.D.(3)	—	—	—	—	—	—	—

Robert S. Cohen(4)	45,000	—	87,178	—	—	—	132,178

Frank L. Douglas, M.D., Ph.D.(5)	25,000	—	32,244	—	—	—	57,244

Zola Horovitz, Ph.D.(6)	36,000	—	97,778	—	—	—	133,778

Mark Leschly(7)	41,000	—	97,778	—	—	—	138,778

John W. Littlechild(8)	30,000	—	97,778	—	—	—	127,778

Joseph Loscalzo, M.D., Ph.D.(9)	30,000	—	(115,338)	—	—	27,500	(57,838)

Davey S. Scoon(10)	45,500	—	119,893	—	—	—	165,393

Christopher J. Sobecki(11)	12,000	—	8,776	—	—	—	20,776

(1)             These values reflect grant date fair value using the Black-Scholes option pricing model and applying the principles outlined in SFAS 123R. For stock options granted to non-employees, we recognize compensation expense in accordance with the requirements of Emerging Issues Task Force No. 96-18, or EITF 96-18. The provisions of EITF 96-18 that are related to non-employee stock options utilize the Black-Scholes option pricing model to determine the fair value of these stock options at each reporting date. Two of our directors, Drs. Douglas and Loscalzo, have previously received options in connection with their service on our then-current Scientific Advisory Board for which we apply the provisions of EITF 96-18. The assumptions used to calculate the fair value pursuant to SFAS 123R and EITF 96-18 are discussed in our annual report on Form 10-K for the fiscal year ended December 31, 2006, which is on file with the SEC.

(2)             In addition to cash compensation earned and paid in fiscal year 2006, the amount listed under “Fees Earned or Paid in Cash” with respect to Dr. Karabelas include $3,000 earned in 2005 but paid in 2006. The amount listed under “Option Awards” includes the grant fair value date of options Dr. Karabelas received pursuant to his appointment as our interim chief executive officer and his agreement to forego any salary or bonus payments to which he would otherwise have been entitled pursuant to the terms of his employment offer letter. Additional information regarding compensation earned by Dr. Karabelas in his capacity as our interim president and chief executive officer from March 2006 to January 2007 is included under the heading “—Summary Compensation Table” above.

(3)             In connection with his separation from our company in March 2006, Dr. Loberg resigned as a director. Additional information regarding compensation earned by Dr. Loberg in his capacity as our president and chief executive officer until his March 2006 separation is included under the heading “—Summary Compensation Table” above.

(4)             In addition to cash compensation earned and paid in fiscal year 2006, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Cohen includes $3,000 earned in 2005 but paid in 2006 and $5,000 earned in 2006 but paid in 2007.

(5)             The amount listed under “Fees Earned or Paid in Cash” with respect to Dr. Douglas represents cash compensation earned and paid in fiscal year 2006. The amount listed under “Option Awards” with respect to Dr. Douglas includes a reversal of stock-based compensation expense for the year ended December 31, 2006 that NitroMed recognized with respect to options Dr. Douglas previously received in connection with his service on our then-current Scientific Advisory Board.

(6)             In addition to cash compensation earned and paid in fiscal year 2006, the amount listed under “Fees Earned or Paid in Cash” with respect to Dr. Horovitz includes $5,000 earned in 2006 but paid in 2007.

(7)             In addition to cash compensation earned and paid in fiscal year 2006, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Leschly includes $3,000 earned in 2005 but paid in 2006 and $2,000 earned in 2006 but paid in 2007.

(8)             In addition to cash compensation earned and paid in fiscal year 2006, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Littlechild includes $1,000 earned in 2006 but paid in 2007. Mr. Littlechild has returned payment with respect to $18,000 of the amount listed under “Fees Earned or Paid in Cash” that was earned in fiscal year 2006.

(9)             The amount listed under “Fees Earned or Paid in Cash” with respect to Dr. Loscalzo represents cash compensation earned and paid in fiscal year 2006. The amount listed under “Option Awards” with respect to Dr. Loscalzo includes a reversal of stock-based compensation expense for the year ended December 31, 2006 that NitroMed recognized with respect to options Dr. Loscalzo previously received in connection with his service on our then-current Scientific Advisory Board. The amount listed under “All Other Compensation” with respect to Dr. Loscalzo represents payments made to Dr. Loscalzo in 2006 for services rendered in 2005 for (i) consulting and (ii) participation on our then-active scientific advisory board.

(10)       In addition to cash compensation earned and paid in fiscal year 2006, the amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Scoon includes $5,000 earned in 2006 but paid in 2007.

(11)       The amount listed under “Fees Earned or Paid in Cash” with respect to Mr. Sobecki represents cash compensation earned and paid in fiscal year 2006.